Exhibit 107

Calculation of Filing Fee Table

F-3

(Form Type)

ECO WAVE POWER GLOBAL AB (PUBL)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, par value SEK 0.02 per share, underlying American Depositary Shares	Rule 457(c)	14,650,288	$3.825	$7,004,668.95	$0.0001476	$1,033.89
Fees Previously Paid	-	-	-	-	-	-	-	-

	Total Offering Amounts					$7,004,668.95		$1,033.89
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$1,033.89

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the common shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-257285). Each American Depositary Share represents eight (8) common shares.

(2)	This registration statement also includes an indeterminate number of shares underlying the ADSs that may become offered, issuable or sold to prevent dilution result from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the ADSs on the Nasdaq Capital Market as reported on the Nasdaq Stock Market LLC on September 11, 2024, divided by 8 (to give effect to the 1:8 ratio of ADSs to common shares).